Exhibit 99.1: Peoples Financial Corporation Press Release Dated July 22, 2009
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION EARNS
$1.9 MILLION IN FIRST HALF OF 2009
Second quarter income falls to $200,000
BILOXI, MS (July 22, 2009)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, earned $1,904,000 in the first half of 2009, a decline of 55% from the same period in 2008, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Second quarter earnings fell 91% from the same period last year to $200,000.
Earnings for the second quarter were reduced largely because of an addition to the loan loss provision of $1,502,000. The provision was increased to account for loan charge-offs in the quarter totaling $3,301,000. One large residential development loan was responsible for approximately $2,500,000 of the charge, and an additional charge-off of $332,000 was the result of a loss on a loan participation.
“Events like these loan losses and the unprecedented, lingering national financial malaise have validated our longtime conservative philosophy of maintaining a very strong capital base,” said Swetman. “Despite the painful loan loss, our primary capital remains above 12%, substantially higher than regulatory requirements. As bad as the second quarter was, we still made money,” he added.
“In addition to the loan charge-offs, we had to accrue $420,000 for a special FDIC assessment in the second quarter,” said Swetman. “Our FDIC assessments for the year are projected to be in excess of $1,000,000. In 2008 our FDIC insurance assessment amounted to $83,000 for the entire year. That is an increase of more than 1100%,” he noted.
Earnings per share fell to $.04 per average weighted share for the second quarter of 2009, down from $.41 per share for the same period last year. Earnings per share figures are based on average weighted shares outstanding of 5,157,356 and 5,361,327 for the three months ended June 30, 2009 and June 30, 2008, respectively. Average shares outstanding were lower in the quarter due to the latest stock repurchase program launched in fourth quarter 2008.

For the six months ended June 30, 2009, earnings per average weighted share fell 53% to $.37, compared to $.79 for the first half of 2008. Earnings per share figures are based on average weighted shares outstanding of 5,189,474 and 5,379,112 for the six months ended June 30, 2009 and 2008, respectively.
“The large loan loss originated right here in South Mississippi, a clear indication that the financial crisis that started on Wall Street has finally hit Main Street hard,” said Swetman. “We began increasing our loan loss reserves last year in anticipation of events like this, as we continue to monitor the health of every loan in our portfolio. Losses like this are painful, but our ongoing monitoring and strong capital base cushion our bank in this recessionary environment,” he said.
Founded in 1896, with $946 million in assets as of June 30, 2009, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also operates a mortgage loan department providing residential loans for primary, secondary and multi-family homes up to four units.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
FINANCIAL HIGHLILGHTS
(unaudited)
(in thousands, except per share amounts)
EARNINGS SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net interest income	$6,569	$7,083	$12,844	$14,285
Provision for loan losses	$1,502	$48	$1,850	$94
Non-interest income	$2,166	$2,631	$4,789	$5,168
Non-interest expense	$7,083	$6,404	$13,639	$12,969
Income taxes	$(50)	$1,084	$240	$2,123
Net income	$200	$2,178	$1,904	$4,267
Earnings per share	$0.04	$0.41	$0.37	$0.79
BALANCE SHEET SUMMARY

	June 30,
	2009	2008
Total assets	$946,324	$896,537
Loans	$467,165	$472,965
Securities	$391,638	$335,237
Total deposits	$518,293	$564,622
Total federal funds purchased	$236,971	$205,356
Shareholders’ equity	$102,561	$105,527
Book value per share	$19.91	$19.76
Weighted average shares — year to date	5,189,474	5,379,112
Weighted average shares — quarter to date	5,157,356	5,361,327
ASSET QUALITY

	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2008	2008	2008
Allowance for loan losses as a percentage of loans	2.10%	2.39%	2.38%	2.37%	1.97%
Loans past due 90 days and still accruing	$1,659	$6,733	$2,340	$1,256	$957
Nonaccrual loans	$14,284	$17,211	$15,553	$15,659	$4,869
CHANGES IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Allowance for loan losses January 1,	$11,373	$9,404	$11,114	$9,378
Recoveries	$224	$211	$329	$279
Charge-offs	$(3,301)	$(335)	$(3,495)	$(423)
Provision for loan losses	$1,502	$48	$1,850	$94

Allowance for loan losses June 30,	$9,798	$9,328	$9,798	$9,328

PERFORMANCE RATIOS (annualized)

	June 30,
	2009	2008
Return on average assets	0.41%	0.92%
Return on average equity	3.63%	7.40%
Net interest margin	3.17%	3.56%
Efficiency ratio	86.00%	67.00%
Primary capital	12.06%	12.47%